SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _____)

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☐ Preliminary Proxy Statement

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☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to Rule 14a-12

Smart Video Technologies, Inc.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SmartVideo™

July 20, 2005

Dear Fellow Stockholder:

You may have received consent materials from Forté Capital Partners, LLC, who has launched an attempt to take control of the company with a hand-picked slate of directors. Before you even look at these materials, let alone think about signing anything, there are critical facts that you should know about Forté and its claims:

•
In its materials, Forté says that we "owe" Forté 328,889 shares. In fact, Forté unconditionally agreed to buy those shares from us for $2.25 a share and owes us $740,000 but refuses to pay. We believe that Forté has not completed its purchase because our stock is now trading at substantially less than $2.25, and is trying to get out of a deal it made at a time when the stock price was higher. We could use that money to expand our business and yet Forté has refused to live up to its bargain. Do you, the shareholder, believe that Forté would be any more forthright and honorable with you if it is not in Forté's interest?

•
Forté has failed, for obvious reasons, to tell you about the backgrounds of some of the people involved in its solicitation. For example, Richard Seifert and Steve Himmelman, two of their nominees for director, filed for personal bankruptcy in the mid-1990s. They should have told you that so that you would be able to make an informed choice about whether to elect them as directors.

•
Likewise, Forté and certain of its nominees for director have engaged in actions that are improper and possibly illegal. For example, Forté nominees have been soliciting your consent with materials that have not been filed with, or approved by the Securities and Exchange Commission, as they should have been.

•	Further, we believe that Forté and its nominees, who are under no fiduciary duty to SmartVideo's stockholders, do not have the industry experience or qualifications to run the company.

•
In a good-faith effort to minimize the damages from this process and to restore goodwill, I personally invited Steve Himmelman, a Forté nominee, to visit our offices with Justin Stanley, a newly appointed independent Director, on several occasions. It was my intent to make available to Mr. Himmelman open access to our employees, contracts, financial records, and anything he could reasonable request in an attempt to provide facts and information and permit an open dialogue of the major issues. Mr. Himmelman accepted two invitations and canceled prior to each visitation. Mr. Stanley did visit the company and had the opportunity to independently verify our statements prior to being appointed to our Board.

You should get the whole story. You will be receiving consent materials and a consent card from the management of SmartVideo that will outline our responses to Forté's allegations in more detail. In the meantime, we encourage you to read our materials carefully before signing anything.

Given the progress of the past year, development of an innovative product, launching that product, gaining visibility in press venues around the world, and development of new distribution channels in our market, I am very optimistic about our future. Having reached several significant milestones, the next events will be announcements concerning our distribution channels and finally, meaningful financial results for all the shareholders. We believe that we have the industry experience and commitment to make the most of our potential.

As shareholders, the vast majority of us share common goals. We all want, desire, and anticipate a well-run, profitable company that respects its shareholders, its employees, and all its partners. We are building just such a company!

If you have any questions about this process or need further assistance, please call me at 770-279-3100.

Thank you for your support.

Very truly yours,

Richard E. Bennett, Jr.
Director, President and Chief Executive Officer

Certain additional information:

SmartVideo intends to file with the SEC preliminary and definitive consent revocation statements on Schedule 14A shortly. The definitive consent revocation statement will contain important information about SmartVideo's position regarding Forté's consent solicitation. You are urged to read carefully the definitive consent revocation statement, which you will receive from SmartVideo after it has been approved by the SEC, before taking any action or making any decision with respect to Forté's consent solicitation. You will be able to obtain a copy of SmartVideo's preliminary and definitive consent revocation statements, when filed, free of charge at the Website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by SmartVideo free of charge by requesting them in writing from SmartVideo, 3505 Koger Boulevard, Suite 400, Duluth, Georgia 30096, Attention: Richard Bennett.

SmartVideo, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation. A list of those participants and their stock ownership is set forth in the table below:

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned
Richard E. Bennett, Jr. (2)	4,000,000
William R. Dunavant (3)	4,000,000
Justin A. Stanley (4)	182,363
Ronald A. Warren	31,250

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated in the footnotes to this table, we believe that stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name.

(2)	Includes 4,000,000 shares held by a trust for the benefit of Richard E. Bennett, Jr.

(3)	Includes 4,000,000 shares held by a trust for the benefit of William R. Dunavant.

(4)
Includes 12,500, 12,500 and 5,556 redeemable warrants issued by SmartVideo exercisable at exercise prices of $1.50, $2.00 and $3.50 per share, respectively. Also includes 5,000 shares owned by Mr. Stanley's daughters, over which he exercises voting and investment control. Also includes 31,250 shares underlying options granted to Mr. Stanley on July 18, 2005 upon his election to SmartVideo's Board of Directors that vested immediately. Does not include 218,750 shares underlying options granted to Mr. Stanley that vest in seven equal quarterly installments of 31,250 each beginning October 18, 2005. These options have an exercise price of $0.90 and expire in 10 years from the date of grant.